Exhibit 4.11

SECOND SUPPLEMENTAL INDENTURE

dated as of December 9, 2015

to the

INDENTURE

dated as of May 19, 2015

among

CASCADES INC.,

THE SUBSIDIARY GUARANTORS named therein, and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of December 9, 2015, among Cascades Recovery Inc., a Canadian corporation, Cascades Recovery U.S., Inc., a Delaware corporation, and Metro Retail Recycling Services, LLC, a Delaware limited liability company (collectively, the “Guaranteeing Subsidiaries”), Cascades Inc., a corporation organized under the laws of the Province of Quebec, Canada (the “Company”), and Wells Fargo Bank, National Association, as Trustee under the Indenture referred to below.

W I T N E S S ET H:

WHEREAS, each of the Company, the Subsidiary Guarantors named therein and the Trustee have heretofore executed and delivered an indenture dated as of May 19, 2015 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of its 5.75% Senior Notes due 2023 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture to which the Guaranteeing Subsidiaries shall unconditionally guarantee, on a joint and several basis with the other Subsidiary Guarantors, all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company and the Trustee are authorized to execute and deliver this Second Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Defined Terms. As used in this Second Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

SECTION 2.1. Agreement to be Bound. The Guaranteeing Subsidiaries hereby become parties to the Indenture as Subsidiary Guarantors and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

SECTION 2.2. Subsidiary Guarantee. The Guaranteeing Subsidiaries agree to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Obligations pursuant to Article 10 of the Indenture on a senior basis and this Second Supplemental Indenture shall constitute evidence of each Guaranteeing Subsidiary’s Subsidiary Guarantee.

ARTICLE III

MISCELLANEOUS

SECTION 3.1. Notices. All notices and other communications to the Guaranteeing Subsidiaries shall be given as provided in the Indenture to the Guaranteeing Subsidiaries, with a copy to the Company as provided in the Indenture for notices to the Company.

SECTION 3.2. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Second Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3. Governing Law. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4. Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5. Benefits Acknowledged. Each Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiaries acknowledge that they will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the guarantee and waivers made by them pursuant to this Guarantee are knowingly made in contemplation of such benefits.

SECTION 3.6. Ratification of Indenture; Second Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.7. The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Second Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.8. Counterparts. The parties hereto may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 3.9. Execution and Delivery. The Guaranteeing Subsidiaries agree that the Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Guarantee.

SECTION 3.10. Headings. The headings of the Articles and the Sections in this Second Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.11. FATCA. This Second Supplemental Indenture has not resulted in a material modification of the issuance for purposes of the Foreign Account Tax Compliance Act (FATCA) provisions of the Internal Revenue Code.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

CASCADES INC.

By:	/s/ Robert F. Hall
	Name:	Robert F. Hall
	Title:	Vice President, Legal Affairs
and Corporate Secretary

CASCADES RECOVERY INC.,
as a Guaranteeing Subsidiary

By:	/s/ Robert F. Hall
	Name:	Robert F. Hall
	Title:	Assistant Secretary

CASCADES RECOVERY U.S., INC.,
as a Guaranteeing Subsidiary

By:	/s/ Robert F. Hall
	Name:	Robert F. Hall
	Title:	Assistant Secretary

METRO RETAIL RECYCLING SERVICES, LLC
as a Guaranteeing Subsidiary

By:	/s/ Robert F. Hall
	Name:	Robert F. Hall
	Title:	Assistant Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Yana Kislenko
	Name:	Yana Kislenko
	Title:	Vice President